Exhibit 10.9
INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(Performance-Based RSUs granted to Robert Swan as Interim CEO in January 2019)
1.Terms of Restricted Stock Unit. This Restricted Stock Unit Agreement, including any appendix attached hereto (this Restricted Stock Unit Agreement and such appendix, together, this “Agreement”), the Restricted Stock Unit Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (the “Notice of Grant”) and the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as such may be amended from time to time, constitute the entire understanding between you and Intel Corporation (the “Corporation”) regarding the Restricted Stock Units (“RSUs”) identified in your Notice of Grant. The RSUs granted to you are effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). If there is any conflict between the terms in this Agreement and the 2006 Plan, the terms of the 2006 Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2006 Plan will have the same definitions as in the 2006 Plan.
2.Acceptance. If you are instructed by the administrators of the 2006 Plan to accept this Agreement  and you fail to do so in the manner specified by the administrators within 180 days of the Grant Date, the RSUs identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.
3.Vesting of RSUs. Provided that you remain continuously employed by the Corporation or a Subsidiary from the Grant Date specified in the Notice of Grant through the vesting date specified in the Notice of Grant, the RSUs will vest and be converted into the right to receive the number of shares of the Corporation’s Common Stock, $.001 par value (the “Common Stock”), determined by multiplying the target number of shares as specified in the Notice of Grant (the “Target Number of Shares”) by the conversion multiplier as set forth below, and except as otherwise provided in this Agreement. If a vesting date falls on a weekend or any other day on which the Nasdaq Global Select Market (“Nasdaq”) is not open, affected RSUs will vest on the next following Nasdaq business day. The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant will be adjusted for stock splits and similar matters as specified in and pursuant to the 2006 Plan.
RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your status as an Employee terminates for any reason except death, Disablement (defined below), a Termination Without Cause (as defined below) or a Resignation for Good Reason (as defined below) prior to the vesting dates set forth in your Notice of Grant, your unvested RSUs will be cancelled.
4.Conversion of RSUs.
(a)The conversion multiplier for converting RSUs into the right to receive a number of shares of Common Stock will be determined by combining two equally weighted components at the end of the Performance Period (as defined below), subject to a maximum conversion multiplier of 200% and certification of the conversion multiplier by the Committee (as defined below). Those components, as explained below in this Section 4 are: (i) the Intel Relative TSR and (ii) Intel EPS Growth. The maximum percentage for each component is 200%. In the event that the conversion multiplier results in the right to receive a partial share of Common Stock, the partial share will be rounded down to zero.
(b)The “Intel Relative TSR” component is 50% of: 100% plus four times the difference in percentage points of the Intel TSR minus the S&P 500 IT TSR.

i.	“Intel TSR” is a percentage (to the third decimal point) derived by:

(1)
A numerator that is the difference of the average closing sale price of Common Stock during the 3 months prior to and including the last day of the Performance Period (the “INTC Ending Average Price”) minus the average closing sale price of Common Stock during the 3 months following and including the first day of the Performance Period (the “INTC Beginning Average Price”).

(2)	A denominator that is the INTC Beginning Average Price.

(3)
The percentage will be adjusted to reflect that any dividends paid or payable with respect to an ex-dividend date that occurs during the Performance Period shall be treated as though they had been reinvested in the Common Stock as of such ex-dividend date based on the closing sale price of Common Stock on such date.

(4)
Any dividend paid in securities with a readily ascertainable fair market value will be valued at the market value of the securities as of the ex-dividend date. Any dividend paid in other property will be valued based on the value assigned to such dividend by the paying company for tax purposes.

(5)
The Compensation Committee may equitably adjust Intel TSR for equity restructuring transactions including, but not limited to, a stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization or reorganization.

ii.	“S&P 500 IT TSR” is a percentage (to the third decimal point) derived by:

(1)
A numerator that is the difference of the average closing sale price of the total return index for the Standard & Poor’s 500 Information Technology Index during the 3 months prior to and including the last day of the Performance Period (the “S&P Ending Average Price”) minus the average closing sale price of the total return index for the Standard & Poor’s 500 Information Technology Index (which measure assumes reinvestment of dividends paid on the Standard & Poor’s 500 Information

Technology Index) during the 3 months following and including the first day of the Performance Period (the “S&P Beginning Average Price”).

(2)	A denominator that is S&P Beginning Average Price.

(3)
The total return index for the Standard & Poor’s 500 Information Technology Index shall be as reported by S&P Capital IQ (or such other reporting service as the Committee may designate from time to time). For the avoidance of doubt, the companies included in the Standard & Poor’s 500 Information Technology Index during the S&P Beginning Average Price period may be different from the companies included in the index during the S&P Ending Average Price period as a result of changes in the composition of the index made by Standard & Poor’s (or its successor).

(c)The “Intel EPS Growth” component is 50% of the EPS Growth Payout.

i.	The “EPS Growth Payout” will be determined in accordance with following:

(1)	If EPS Growth Percentage is equal to the EPS Growth Target (as communicated to you online through the Intel Executive Services webpage), the EPS Growth Payout is 100%.

(2)
If EPS Growth Percentage is greater than the EPS Growth Target, the EPS Growth Payout is 100% plus: the difference of the EPS Growth Percentage minus the EPS Growth Target, times the fraction of 100/4.5 (i.e., (EPS Growth Percentage - EPS Growth Target) * 100/4.5).

(3)
If EPS Growth Percentage is less than the EPS Growth Target), the EPS Growth Payout is 100% plus: the difference of the EPS Growth minus the EPS Growth Target, times the fraction of 100/9.1 (i.e., (EPS Growth Percentage - EPS Growth Target) * 100/9.1).

ii.	EPS Growth Percentage is the percentage (to the third decimal point) derived from the following, minus 100:

(1)	A numerator that is the sum of the annual Non-GAAP earnings per share (“Non-GAAP EPS”) amounts of each of the three fiscal years of the Corporation of the Performance Period.

(2)
A denominator that is the sum of the annual Non-GAAP EPS amounts of the fiscal year of the Corporation immediately before the Performance Period and the first and second fiscal years of the Corporation of the Performance Period.

(d) “Performance Period” is three successive fiscal years of the Corporation, beginning with the first day of fiscal year of the Grant Date and ending on the last day of the fiscal year of the second anniversary of the Grant Date.

5.Settlement into Common Stock. Any shares of Common Stock issuable upon the vesting and conversion of the RSUs, as described in Sections 3 and 4, will be issued or become free of restrictions as soon as practicable following the vesting date of the RSUs (or, in the event of vesting acceleration for death, Disablement, Termination Without Cause or Resignation for Good Reason, the original vesting date, as specified in the Notice of Grant), provided that you have satisfied your tax withholding obligations as specified under Section 12 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.
Notwithstanding the foregoing, (i) the date on which shares are issued or credited to your account will follow certification of performance results by the Committee (as defined below) and, following Committee certification, may include a delay in order to calculate and address tax withholding and to address other administrative matters, and (ii) the Corporation will not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence and/or employment and/or may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements.
6.Suspension or Termination of RSU for Misconduct. If at any time the Committee of the Board of Directors of the Corporation established pursuant to the 2006 Plan (the “Committee”), including any Subcommittee or “Authorized Officer” (as defined in Section 8(b)(vi) of the 2006 Plan) notifies the Corporation that they reasonably believe that you have committed an act of misconduct as described in Section 8(b)(vi) of the 2006 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or inducing any principal for whom the Corporation acts as agent to terminate such agency relationship), the vesting of your RSUs may be suspended pending a determination of whether an act of misconduct has been committed. If the Corporation determines that you have committed an act of misconduct, all RSUs not vested as of the date the Corporation was notified that you may have committed an act of misconduct will be cancelled and neither you nor any beneficiary will be entitled to any claim with respect to the RSUs whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing will be final, conclusive, and binding on all interested parties.
7.Termination of Employment. Except as expressly provided otherwise in this Agreement, if your employment by the Corporation or any Subsidiary terminates for any reason, other than on account of death, Disablement (defined below), a Termination Without Cause (as defined below) or a Resignation for Good Reason (as defined below), all RSUs will be cancelled on the date of employment termination, regardless of whether such employment termination is as a result of a divestiture or otherwise. For purposes of this Section 7, your employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party will be considered employment for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are specifically designated as an employee of a Subsidiary for purposes of this provision.
For purposes of this provision, your employment is not deemed terminated if, prior to 60 days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future Intel RSU grants under the Corporation’s human resources grant policies and matrices. In addition, your transfer from the Corporation to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation is not deemed a termination of employment.
8.Death. Except as expressly provided otherwise in this Agreement, if you die while employed by the Corporation or any Subsidiary, your RSUs will become 100% vested. RSUs subject to vesting acceleration due to death will settle as described in Section 5.
9.Disablement. Except as expressly provided otherwise in this Agreement, if your employment terminates as a result of Disablement, your RSUs will become 100% vested upon the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement. RSUs subject to vesting acceleration due to Disablement will settle as described in Section 5.
For purposes of this Section 9, “Disablement” will be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, “Disablement” will have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.
10.Termination Without Cause.
(a)Except as expressly provided otherwise in this Agreement, if your employment terminates as a result of a Termination Without Cause, your RSUs will become one hundred percent (100%) vested as of the date of your termination of employment and will settle as described in Section 5.
(b)For purposes of this Section 10, a “Termination Without Cause” will mean a termination of your employment by the Corporation for any reason other than: (i) commission of an act of material fraud or dishonesty against the Corporation; (ii) intentional refusal or willful failure to substantially carry out the reasonable instructions of the Corporation’s Board of Directors (other than any such failure resulting from your disability); (iii) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (iv) gross misconduct in connection with the performance of your duties; (v) improper disclosure of confidential information or a material violation of a policy of the Corporation or the Corporation’s Code of Conduct; (vi) breach of fiduciary duty to the Corporation; (vii) failure to cooperate with the Corporation in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; (viii) breach of duty of loyalty to the Corporation. Prior to termination for Cause, the Corporation will provide you with 30 days prior written notice of the grounds for Cause, and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not possible. No act or failure to act on your part shall be considered “willful” unless the Corporation determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Corporation. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Corporation’s Board of Directors with respect to such act or omission, or based upon the advice of legal counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Corporation.
11.Resignation for Good Reason.
(a)Except as expressly provided otherwise in this Agreement, if your employment terminates as a result of your Resignation for Good Reason, your RSUs will become one hundred percent (100%) vested as of the date of your termination of employment and will settle as described in Section 5.
(b)For purposes of this Section 11, a “Resignation for Good Reason” will mean your resignation following the occurrence, without your express, written consent, of one or more of the following conditions (“Good Reason”): (i) a material reduction in your title, duties, responsibilities, or authority; (ii) a material reduction by the Corporation of your annual base salary or annual incentive cash target as in effect on the Grant Date; or (iii) a relocation of your principal place of employment more than 30 miles from its current location in Santa Clara, California.
(c)Notwithstanding the foregoing, no condition will constitute Good Reason unless (i) you have first provided the Corporation with an opportunity to cure the condition constituting Good Reason within 30 days following delivery of written notice to the Corporation of such condition, which notice shall specify a date of termination that is not less than 30 days after the date of such notice; (ii) the Corporation shall have failed to remedy such condition within 30 days following the receipt of such notice (or to the extent not capable of being remedied within 30 days, the Corporation shall have failed to have taken reasonable actions towards remedying such condition); and (iii) the date of the termination of your employment occurs no more than 90 days after your awareness of the initial existence of the condition constituting Good Reason.
12.Tax Withholding.
(a)To the extent RSUs are subject to tax withholding obligations, the taxable amount generally will be based on the Market Value on the date of the taxable event. RSUs are taxable in accordance with the existing or future tax laws of the country or countries in which you are subject to tax such as the country or countries in which you reside and/or are employed on the Grant Date, vest dates, or during the vesting period. Your RSUs may be taxable in more than one country, based on your country of citizenship and/or the countries in which you resided or were employed on the Grant Date, vest date or during the vesting or other relevant period.
(b)You will make arrangements satisfactory to the Corporation (or the Subsidiary that employs you, if your Subsidiary is involved in the administration of the 2006 Plan) for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs or sale of Common Stock shares from vested RSUs (whichever is applicable).
(c)The Corporation will not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.
(d)Unless provided otherwise by the Committee, these obligations will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Corporation determines has a Market Value sufficient to meet the tax withholding obligations. In the event that the Committee provides that these obligations will not be satisfied under the method described in the previous sentence, you authorize E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”), or any successor plan administrator, to sell a number of shares of Common Stock that are issued under the RSUs, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and to pay such tax withholding to the Corporation for remittance to the appropriate tax authorities. The shares may be sold as part of a block trade with other participants of the 2006 Plan in which all participants receive an average price. For this purpose, "Market Value" will be calculated as the average of the highest and lowest sales prices of the Common Stock as reported by Nasdaq on the day your RSUs vest. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.
(e)You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 12 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.
13.Rights as Stockholder. Your RSUs may not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs other than as permitted above, will be void and unenforceable against the Corporation.

You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs will not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs will remain terminable pursuant to this Agreement at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs will have no value for purposes of any aspect of your employment relationship with the Corporation or a Subsidiary.
14.Disputes. Any question concerning the interpretation of this Agreement, your Notice of Grant, the RSUs or the 2006 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the RSUs or the 2006 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 17(e) to have been arbitrary and capricious.
15.Amendments. The 2006 Plan and RSUs may be amended or altered by the Committee or the Board of Directors of the Corporation to the extent provided in the 2006 Plan.
16.Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other RSU grant materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs you (the “Employer”) and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan.
You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2006 Plan. You hereby understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”) and any other third parties assisting in the implementation, administration and management of the 2006 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your RSUs. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2006 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to

Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.
Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2006 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.
Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the 2006 Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the 2006 Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.
17.The 2006 Plan and Other Terms.
(a)Any prior agreements, commitments or negotiations concerning the RSUs are superseded by this Agreement and your Notice of Grant. You hereby acknowledge that a copy of the 2006 Plan has been made available to you.
(b)The grant of RSUs to an employee in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.
(c)Notwithstanding any other provision of this Agreement, if any changes in law or the financial or tax accounting rules applicable to the RSUs covered by this Agreement will occur, the Corporation may, in its sole discretion, (i) modify this Agreement to impose such restrictions or procedures with respect to the RSUs (whether vested or unvested), the shares issued or issuable pursuant to the RSUs and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (ii) cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.
(d)Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.
(e)Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the RSUs granted hereunder will be brought in the state or federal courts of competent jurisdiction in the State of California.
(f)Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, your RSUs are subject to reduction by the Corporation if you change your employment classification from a full-time employee to a part-time employee.
(g)RSUs are not part of your employment contract (if any) with the Corporation or any Subsidiary, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.
(h)In consideration of the grant of RSUs, no claim or entitlement to compensation or damages will arise from termination of your RSUs or diminution in value of the RSUs or Common Stock acquired through vested RSUs resulting from termination of your active employment by the Corporation (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.
(i)Notwithstanding any terms or conditions of the 2006 Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive the RSUs and vest in RSUs under the 2006 Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to sell shares of Common Stock that converted from vested RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.
(j)Notwithstanding any provision of this Agreement, the Notice of Grant or the 2006 Plan to the contrary, if, at the time of your termination of employment with the Corporation,  you are a “specified employee” as defined in Section 409A of the Internal Revenue Code ("Code"), and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after  your "separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Corporation (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 17(j) will only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
(k)Copies of Intel Corporation's Annual Report to Stockholders for its latest fiscal year and Intel Corporation's latest quarterly report are available, without charge, at the Corporation's business office.
(l)The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the 2006 Plan, or his or her acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the 2006 Plan before taking any action related to the 2006 Plan.
(m)In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
(n)You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this agreement, or of any subsequent breach of this Agreement.
18.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on the RSUs and on any shares of Common Stock acquired upon vesting of the RSUs, to the extent that the Committee determines it is necessary for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Non-Solicitation; Confidentiality. You acknowledge that you hold a senior position at the Corporation and have received and been privy to the Corporation’s confidential information and trade secrets. You further acknowledge that the Corporation has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, and in light of the substantial benefits provided to you under this Agreement, you hereby agree to the covenants protective of the Corporation.
(a)Non-Solicitation. You agree that during your employment with the Corporation and for a period of twelve (12) months after the termination of your employment with the Corporation for any reason, you will not, directly or indirectly, solicit, induce or attempt to solicit or induce any Restricted Person to leave employment with the Corporation, violate the terms of any employment agreement or similar arrangement with the Corporation or otherwise interfere in any way with the relationship between the Restricted Person and the Corporation. You further agree that you will not use or disclose Confidential Information (as defined below) at any time to aid any third party to target, identify, and/or solicit Restricted Persons to leave employment or engagement by the Corporation. For purposes of this Agreement, “Restricted Person” means any person employed or otherwise engaged as a service provider by the Corporation as of your employment termination date and with whom you had business contact or about whom you had access to Confidential

Information during the two-year period prior to your employment.
(b)Confidentiality/Trade Secrets. You acknowledge you have acquired knowledge of or had access to Confidential Information or other proprietary information of the Corporation, its customers and/or third parties during the course of your employment at The Corporation. For purposes of this Agreement, “Confidential Information” includes, without limitation: technical information (e.g., roadmaps, schematics, source code, specifications), business information (e.g., product information, marketing strategies, markets, sales, customers, customer lists or phone books), personnel information (e.g., organizational charts, employee lists, skill sets, employee health information, names, phone numbers, email addresses, personnel files, employee compensation (except where the disclosure of such personnel information is permissible under local labor law such as the right of employees to discuss compensation and working conditions under the US National Labor Relations Act), and other non-public the Corporation data and information of a similar nature. You acknowledge your ongoing obligation to protect such information, during and after your employment with the Corporation. Notwithstanding the above, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to an attorney or to a federal, state, or local government official, either directly or indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding filed by you, if such document is filed under seal and pursuant to court order.
(c)Understanding of Covenants; Consideration. You hereby represent that you (i) are familiar with the foregoing non-solicitation and confidentiality covenants (ii) are fully aware of your obligations hereunder, (iii) agree to the reasonableness of the length of time and scope of the foregoing covenants, and (iv) agree that such covenants are necessary to protect the Corporation’s confidential and proprietary information, good will, stable workforce, and customer relations.
(d)Remedy for Breach. You hereby agree that if you breach any provision of this Section 20, the damage to the Corporation may be substantial and money damages will not afford the Corporation an adequate remedy, and (ii) if you are in breach of any provision of this Section 20, or threatens such a breach (by initiating a course of action that would reasonably be expected to lead to a breach), the Corporation shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, without bond or other security, to prevent or restrain a breach of any provision of this Section 20.
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By acknowledging this grant of awards or your acceptance of this Agreement in the manner specified by the administrators, you and Intel Corporation agree that the RSUs identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2006 Plan. You further acknowledge that you have read and understood the terms of the RSUs set forth in this Agreement, the Grant Notice and the 2006 Plan.